Filed pursuant to Rule 424(b)(2)

Registration No. 333-221508

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to Be Registered	Offering Price Per Unit	Aggregate Offering Price	Amount of Registration Fee (1)
Shares of Common Stock	2,645,000	$28.25	$74,721,250	$9,303

(1)	This filing fee is calculated and being paid pursuant to Rule 457(r) of the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (File No. 333-221508) filed by Univest Corporation of Pennsylvania with the Securities and Exchange Commission on November 13, 2017.

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 13, 2017)

$64,975,000

Univest Corporation of Pennsylvania

2,300,000 Shares

Common Stock

We are offering 2,300,000 shares of our common stock, par value $5.00 per share. Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “UVSP.” On November 29, 2017, the last reported sale price of our common stock on Nasdaq was $31.10 per share.

Investing in our common stock involves risks. You should consider the information set forth in the “Risk Factors” section beginning on page S-9 of this prospectus supplement, on page 3 of the accompanying prospectus, and in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference.

	Per Share	Total
Price to public	$28.25	$64,975,000
Underwriting discount (1)	$1.4125	$3,248,750
Proceeds, before expenses, to us	$26.8375	$61,726,250

(1)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

We have granted the underwriters an option to purchase up to an additional 345,000 shares of our common stock from us within 30 days after the date of this prospectus supplement at the public offering price, less underwriting discounts and commissions.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Pennsylvania Department of Banking and Securities or any state or other securities commission or any other federal regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares of common stock are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of Univest Corporation of Pennsylvania and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The underwriters are offering our common stock as set forth under “Underwriting.” Delivery of the common stock in book-entry only form through The Depository Trust Company for the accounts of its participants is expected to be made on or about December 4, 2017.

Keefe, Bruyette & Woods

                                           A Stifel Company

Piper Jaffray

The date of this prospectus supplement is November 30, 2017

ABOUT THIS PROSPECTUS SUPPLEMENT

This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and certain other matters relating to us and our financial condition and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated November 13, 2017, included as part of our Registration Statement on Form S-3 (File No. 333-221508), which provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “Where You Can Find More Information,” before investing in our common stock.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Univest,” “the Company,” “we,” “us,” “our” and “ours” or similar terms mean Univest Corporation of Pennsylvania and its subsidiaries, including Univest Bank and Trust Co. (“Univest Bank” or the “Bank”).

This prospectus supplement is not a prospectus for the purposes of the Directive 2003/71/EC (and any amendments thereto) as implemented in member states of the European Economic Area (the “Prospectus Directive”). This prospectus supplement has been prepared on the basis that all offers of common stock offered hereby made to persons in the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of such common stock.

In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in the Prospectus Directive) who are (1) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (2) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (3) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons.” The common stock is only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different or inconsistent information. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We and the underwriters are not offering to sell or seeking offers to buy shares of our common stock in any jurisdiction where offers and sales are not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference a number of forward-looking statements, including statements about our financial condition, results of operations, and prospects and may include statements for periods following the completion of this offering of our common stock. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “bode,” “predict,” “suggest,” “project,” “appear,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “likely,” and other similar words and expressions.

The forward-looking statements involve certain risks and uncertainties. Our ability to predict results or the actual effects of our plans and strategies is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those beginning on page S-9 of this prospectus supplement under “Risk Factors,” on page 3 of the accompanying prospectus and in our Annual Report on form 10-K for the year ended December 31, 2016, as well as, among others, the following:

•	those discussed and identified in public filings with the SEC made by us;

•	higher than expected increases in our loan losses or in the level of nonperforming loans;

•	an unexpected decline in real estate values within our market areas;

•	unanticipated reduction in our deposit base or funding sources;

•	an economic downturn or return to recessionary conditions, especially in our market areas;

•	continued or increased competition from other financial service providers;

•	the departure of key members of our management;

•	an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies;

•	failures or interruptions in our informational systems;

•	disruptions, security breaches or other adverse events affecting the third party vendors who perform several of our critical processing functions;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate risk policies of the Federal Reserve;

•	legislative and regulatory actions that could subject us to additional regulatory oversight, which may result in increased compliance costs and/or require us to change our business model;

•	the risk that our current tax position, including the realization of our deferred tax assets in the future, could be negatively impacted by comprehensive tax reform;

•	our ability to successfully introduce new products and services and enter new markets;

•	the integration of acquired businesses and operations may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to our existing businesses; and

•	the anticipated cost savings and other synergies of acquisitions may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to an acquisition may be greater than expected.

Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus supplement or the date of any document incorporated by reference in this prospectus supplement.

All subsequent written and oral forward-looking statements addressed in this prospectus supplement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus supplement. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement or the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before making a decision to invest in our common stock. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” sections included herein and therein and the documents incorporated by reference herein, which are described under “Incorporation of Certain Information by Reference.”

Company Overview

We are a Pennsylvania corporation and a bank holding company headquartered in Souderton, Pennsylvania. We offer banking, trust, insurance and investment products and services to individuals, municipalities, and businesses throughout our different market areas.

•	Banking and Trust Services. We offer banking and trust products and services through Univest Bank, our wholly owned banking subsidiary. Univest Bank is a Pennsylvania state chartered bank and trust company. As a state chartered member bank of the Federal Reserve System, the Bank is regulated primarily by the Pennsylvania Department of Banking and Securities and the Federal Reserve Bank of Philadelphia.

Univest Bank is engaged in the commercial and consumer banking business and provides a full range of banking and trust services to its customers. Univest Bank is also the parent company of Univest Capital, Inc., an equipment financing business.

•	Insurance. Univest Insurance, Inc., a subsidiary of the Bank, is an independent insurance agency that offers commercial and personal lines, employee benefits and human resource consulting solutions. Univest Insurance has four offices in Pennsylvania and one in Maryland.

•	Investments. Univest Investments, Inc., a subsidiary of the Bank, is a full service broker dealer and investment advisory firm. Univest Investments has two offices in Pennsylvania. Girard Partners, also a subsidiary of the Bank, is a registered investment advisory firm acquired in January 2014. Girard Partners is headquartered in King of Prussia, Pennsylvania with a satellite office in Florida. TCG Investment Advisory, also a subsidiary of the Bank, is a registered investment advisor that provides discretionary investment consulting and management services.

Univest Investments, Inc., Univest Insurance, Inc. and Univest Capital, Inc. were formed to enhance the traditional banking and trust services provided by Univest Bank, as was the acquisition of Girard Partners.

As of September 30, 2017, we had total assets of approximately $4.42 billion, total net loans of approximately $3.47 billion, total deposits of approximately $3.52 billion and total shareholders’ equity of approximately $528.8 million.

Our common stock is traded on Nasdaq under the symbol “UVSP.” Our principal executive office is located at 14 North Main Street, Souderton, Pennsylvania 18964, and our telephone number is (215) 721-2400. Additional information about us may be found on our website at www.univest.net. Information contained on the website is not part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference herein.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” beginning on page S-18 of this prospectus supplement.

THE OFFERING

The following description contains basic information about our common stock and this offering. This description is not complete and does not contain all of the information that you should consider before making a decision to invest in our common stock. For a more complete understanding of our common stock, you should read the section of this prospectus supplement entitled “Description of Capital Stock” and the section in the accompanying prospectus entitled “Description of Capital Stock.” To the extent that the following information is inconsistent with the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

Issuer	Univest Corporation of Pennsylvania

Securities offered by us	2,300,000 shares of our common stock, par value $5.00 per share (or 2,645,000 shares if the underwriters exercise their option in full to purchase additional shares)

Underwriters’ option to purchase additional shares	We have granted the underwriters an option to purchase up to an additional 345,000 shares from us within 30 days of the date of this prospectus supplement

Common stock to be outstanding after this offering	28,984,355 shares (or 29,329,355 shares if the underwriters exercise their option in full to purchase additional shares)(1)

Public offering price	$28.25 per share of common stock

Use of proceeds	We estimate that the net proceeds to us from the offering, after deducting estimated underwriting discounts and commissions, but before payment of estimated offering expenses payable by us, will be approximately $61.7 million (or approximately $71.0 million if the underwriters exercise their option in full to purchase additional shares from us). We intend to use the net proceeds of this offering for general corporate purposes, including providing capital to support our growth organically or through strategic acquisitions, financing investments, and for investments in the Bank as regulatory capital. See “Use of Proceeds” on page S-12 of this prospectus supplement.

Risk factors	Investing in our common stock involves certain risks. See page S-9 of this prospectus supplement, page 3 of the accompanying prospectus, and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference.

Ticker symbol	Our common stock currently trades on Nasdaq under the symbol “UVSP.”

(1)	The number of shares of our common stock to be outstanding after this offering is based on 26,684,355 shares of common stock outstanding as of November 20, 2017, and excludes 516,835 shares of our common stock issuable pursuant to outstanding stock options. Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of the option to purchase up to an additional 345,000 shares of common stock in the aggregate from us in this offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial and other data for the periods and as of the dates indicated. The historical consolidated financial data have been derived in part from our financial statements and related notes thereto. The information as of and for the nine months ended September 30, 2017 and 2016 is unaudited. However, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the nine months ended September 30, 2017 is not necessarily indicative of a full year’s operations. You should read the information set forth below together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which are incorporated by reference in this document. The balance sheet data as of December 31, 2014, 2013 and 2012 and the income statement data for each of the two years in the period ended December 31, 2013 are derived from our audited consolidated financial statements and related notes for those periods, which are not incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” beginning on page S-18 of this prospectus supplement.

	As of and For the Nine Months Ended September 30,		As of and For the Year Ended December 31,
(Dollars in thousands, except per share information)	2017	2016	2016	2015	2014	2013	2012
Earnings
Interest income	$120,598	$88,551	$126,607	$101,983	$76,192	$77,804	$80,865
Interest expense	14,128	8,498	12,382	8,065	3,996	5,117	8,174

Net interest income	106,470	80,053	114,225	93,918	72,196	72,687	72,691
Provision for loan and lease losses	7,900	2,571	4,821	3,802	3,607	11,228	10,035

Net interest income after provision for loan and lease losses	98,570	77,482	109,404	90,116	68,589	61,459	62,656
Noninterest income	45,088	41,969	55,963	52,425	48,344	46,559	40,049
Noninterest expense	97,273	103,551	141,981	105,515	87,254	81,133	76,282

Income before income taxes	46,385	15,900	23,386	37,026	29,679	26,885	26,423
Income taxes	12,555	3,313	3,881	9,758	7,448	5,696	5,551

Net income	$33,830	$12,587	$19,505	$27,268	$22,231	$21,189	$20,872

Financial Condition
Cash and interest earning deposits	$79,490	$56,653	$57,825	$60,799	$38,565	$69,169	$146,112
Investment securities	443,822	484,213	468,518	370,760	368,630	402,284	499,579
Net loans and leases held for investment	3,466,621	3,173,462	3,268,387	2,161,385	1,605,963	1,516,990	1,457,116
Assets	4,417,363	4,140,444	4,230,528	2,879,451	2,235,321	2,191,559	2,304,841
Deposits	3,518,590	3,178,509	3,257,567	2,394,360	1,861,341	1,844,498	1,865,333
Borrowings	332,529	398,341	417,780	73,588	41,974	37,256	117,276
Shareholders’ equity	528,798	509,249	505,209	361,574	284,554	280,506	284,277

Profitability Ratios
Return on average assets (ROAA)	1.05%	0.51%	0.56%	0.98%	1.01%	0.95%	0.95%
Return on average equity (ROAE)	8.73	4.07	4.46	7.58	7.74	7.53	7.39
Net interest margin (FTE) (1)	3.78	3.82	3.82	3.96	3.87	3.81	3.89
Efficiency Ratio (2)	61.78	81.54	80.11	69.27	69.01	64.59	64.09
Average equity to average assets	11.97	12.60	12.50	12.96	13.03	12.62	12.78

Per Common Share Data
Average shares outstanding (in thousands)	26,653	21,929	23,098	19,663	16,235	16,605	16,761
Earnings per share—basic	$1.27	$0.58	$0.85	$1.39	$1.37	$1.28	$1.25
Earnings per share—diluted	1.27	0.57	0.84	1.39	1.37	1.28	1.24
Dividends declared per share	0.60	0.60	0.80	0.80	0.80	0.80	0.80
Book value	19.83	19.17	19.00	18.51	17.54	17.22	16.95
Dividend Payout Ratio	47.25%	104.27%	94.51%	57.35%	58.40%	62.70%	64.25%

	As of and For the Nine Months Ended September 30,		As of and For the Year Ended December 31,
(Dollars in thousands, except per share information)	2017	2016	2016	2015	2014	2013	2012
Asset Quality Ratios
Nonaccrual loans and leases to loans and leases held for investment (3)	0.46%	0.47%	0.55%	0.65%	1.07%	1.51%	2.17%
Nonperforming loans and leases to loans and leases held for investment (4)	0.83	0.61	0.67	0.91	1.43	2.05	3.11
Nonperforming assets/total assets	0.70	0.62	0.64	0.73	1.08	1.52	2.07
Net charge-offs to average loans and leases outstanding	0.19	0.17	0.18	0.33	0.47	0.77	1.03
Allowance for loan and leases to total loans and leases held for investment	0.59	0.53	0.53	0.81	1.27	1.59	1.67
Allowance for loan and lease losses to total loans and leases held for investment (excluding acquired loans at period-end)	0.71	0.77	0.73	0.94	1.27	1.59	1.67
Allowance for loan and lease losses to nonaccrual loans and leases	128.80	112.29	97.67	124.29	119.18	105.42	77.01
Allowance for loan and leases losses to nonperforming loans and leases	70.81	86.82	78.98	89.00	88.84	77.53	53.76

Capital Ratios (5)
Tier 1 Leverage Ratio	8.74	8.80	8.84	9.69	10.55	10.85	11.47
Tier 1 Common Capital Ratio	9.51	9.58	9.42	10.65	N/A	N/A	N/A
Tier 1 Risk-based Capital Ratio	9.51	9.58	9.42	10.65	11.79	12.63	14.35
Total Risk-based Capital Ratio	12.47	12.64	12.44	13.35	12.91	13.90	15.62

(1)	The tax equivalent net interest margin is tax equivalent net interest income as a percentage of interest earning assets, applying the applicable statutory federal income tax rate for the respective period.
(2)	Noninterest expense to net interest income before loan loss provision plus noninterest income adjusted for tax equivalent income. Noninterest expense includes integration and acquisition-related costs and restructuring charges.
(3)	Includes all nonaccrual loans and nonaccrual troubled debt restructured loans and lease modifications.
(4)	Includes all nonaccrual loans included in (3) plus troubled debt restructured loans and accruing loans greater than 90 days delinquent.
(5)	Represents the Company’s capital ratios. The capital ratios for 2017 to 2015 are under BASEL III regulatory capital rules, and the capital ratios for 2014 to 2012 are under BASEL I capital rules.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as those contained on page 3 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2016, as updated by our Quarterly Reports on Form 10-Q, and all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock. The realization of any of the matters referenced as risk factors could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects, and holders of our common stock could lose some or all of their investment.

Risks Related to this Offering and Ownership of Our Common Stock

Future issuances of equity securities by us could dilute shareholder ownership and voting interest.

Our articles of incorporation authorize the issuance of up to 48,000,000 shares of common stock. Any future issuance of equity securities by us may result in dilution in the percentage ownership and voting interest of our shareholders. Also, any securities we sell in the future may be valued differently and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of shares held by our shareholders.

This offering will increase our shareholders’ equity and could reduce our return on equity.

The proceeds from the issuance of our common stock will increase our shareholders’ equity and accordingly could reduce our return on equity. Our ability to increase our return on equity will depend on our ability to effectively utilize the proceeds of this offering to grow the Company and increase our profitability. If we are unable to increase profitability, then the price of our common stock could be adversely impacted.

Our stock price is subject to fluctuations, and the value of your investment may decline.

The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, including:

•	actual or anticipated fluctuations in our operating results, financial condition, or asset quality;

•	general market conditions in the broader stock market, or in the financial services industry in particular;

•	publication of research reports about us, our competitors, or the bank and non-bank financial services industries generally, or changes in, or failure to meet, securities analysts’ estimates of our financial and operating performance, or lack of research reports by industry analysts or ceasing of coverage;

•	future issuances of our common stock or other securities;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving us or our competitors;

•	additions or departures of key personnel;

•	trades of large blocks of our common stock;

•	economic and political conditions or events;

•	regulatory developments; and

•	other news, announcements, or disclosures (whether by us or others) related to us or our competitors or core markets, or the bank and non-bank financial services industries.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, and may otherwise negatively affect the liquidity of our common stock.

Our management will have broad discretion as to the use of the net proceeds to us from this offering, and we may not use the proceeds effectively.

We intend to use our net proceeds from this offering for general corporate purposes, including providing capital to support our growth organically or through strategic acquisitions, financing investments, and for investments in Univest Bank as regulatory capital. Our net proceeds and the funds made available to us may be applied in ways with which some investors in this offering may not agree. Moreover, our management may use these proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will not have the opportunity, as part of your investment decision, to assess whether these proceeds are being used appropriately. Management’s failure to use such funds effectively could have an adverse effect on our business, results of operations and financial condition. See “Use of Proceeds” on page S-12 of this prospectus supplement.

Shares of our common stock are not insured deposits and may lose value.

Shares of our common stock are not savings or deposit accounts and are not insured by the FDIC or any other agency or private entity. Such shares are subject to investment risk, including the possible loss of some or all of the value of your investment.

We may reduce or eliminate the cash dividend on our common stock.

Holders of our common stock are only entitled to receive such cash dividends as our board of directors may declare out of funds legally available for such payments. Although we have historically declared cash dividends on our common stock, we are not required to do so and may reduce or eliminate our common stock cash dividend in the future. This could adversely affect the market price of our common stock. As a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations including the guidelines of the Federal Reserve regarding capital adequacy and dividends. See “Price Range of Common Stock and Dividends” on page S-12 of this prospectus supplement for more information.

The outcome of the U.S. government tax reform legislation could have a negative impact on the value of our stock.

The U.S. Congress is currently considering enacting significant tax reform that includes a federal tax rate decrease for corporations. Management believes the financial markets have already incorporated a probability factor that such corporate tax rate decrease will occur. The outcome of this tax reform legislation, including the possibility that no federal tax reduction occurs, could have a material negative impact on the trading price for our common stock.

The laws that regulate our operations are designed for the protection of depositors and the public, not our shareholders.

The federal and state laws and regulations applicable to our operations give regulatory authorities extensive discretion in connection with their supervisory and enforcement responsibilities, and generally have been promulgated to protect depositors and the FDIC’s Deposit Insurance Fund and not to protect shareholders. These laws and regulations can materially affect our future business. Laws and regulations now affecting us may be changed at any time, and the interpretation of such laws and regulations by bank regulatory authorities is also subject to change.

Our corporate governance documents, and certain corporate and banking laws applicable to us, could make a takeover more difficult.

Certain provisions of our articles of incorporation and bylaws, and corporate and federal banking laws, could make it more difficult for a third party to acquire control of us or conduct a proxy contest, even if those events were perceived by many of our shareholders as beneficial to their interests. These provisions, and the corporate and banking laws and regulations applicable to us:

•	empower our board of directors, without shareholder approval, to issue preferred stock, the terms of which, including voting power, are set by the board;

•	only permit our board of directors or our chairman to call a special shareholders’ meeting;

•	prohibit our shareholders from taking any action by written consent without a meeting of shareholders;

•	provide for a classified board with only one-third of the directors subject to election each year;

•	provide that only persons who have previously served as a director or alternate director are eligible to be nominated for election as a director, except with the execution by the Company of a definitive acquisition or merger agreement;

•	require at least 50 days’ advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of our shareholders; and

•	prohibit combinations with certain “interested shareholders”, require disgorgement of profits to the Company by any person or group who acquires 20% or more to the voting power of the Company’s shares and sells shares within 18 months thereafter, and limit a person’s ability to vote “control shares” of the Company.

These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which our shareholders might otherwise receive a premium over the market price of our common stock. See “Description of Capital Stock—Anti-Takeover Provisions” on page 7 of the accompanying prospectus.

Risks Related to Our Business

For risks associated with our business and industry, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017 and November 30, 2017, which are incorporated by reference in this prospectus supplement, as the same may be updated from time to time prior to the completion of this offering by our future filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed and trades on Nasdaq under the symbol “UVSP.” As of November 20, 2017, there were 26,684,355 shares of our common stock outstanding and approximately 2,686 shareholders of record of our common stock. The following table shows, for the indicated periods, the high and low sale prices per share for our common stock as reported on Nasdaq. The table also presents the cash dividends declared per share for each quarter.

	High	Low	Cash Dividends Declared per Share
2017
Fourth Quarter (through November 29, 2017)	$32.25	$28.10	$—
Third Quarter	$32.35	$27.60	$0.20
Second Quarter	$30.75	$25.65	$0.20
First Quarter	$31.15	$25.75	$0.20

2016
Fourth Quarter	$31.50	$22.76	$0.20
Third Quarter	$23.79	$19.97	$0.20
Second Quarter	$21.28	$18.81	$0.20
First Quarter	$20.98	$18.43	$0.20

2015
Fourth Quarter	$21.19	$18.77	$0.20
Third Quarter	$20.88	$18.55	$0.20
Second Quarter	$20.92	$18.77	$0.20
First Quarter	$20.61	$18.31	$0.20

The payment of dividends by the Company to our shareholders and by Univest Bank to the Company is subject to certain regulations that may limit or prevent the payment of dividends in certain circumstances. For a discussion of these restrictions, please see Note 21, “Regulatory Matters” in the Notes to Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data,” in our Annual Report on Form 10-K for the year ended December 31, 2016. These restrictions do not, and are not expected in the future to, materially limit our ability to pay dividends to shareholders in an amount consistent with our history of dividend payments. Moreover, the payment of dividends is further subject to the discretion of the Company’s and Univest Bank’s respective boards of directors. Future determinations regarding dividend policy will be made at the discretion of our board of directors based on factors that it deems relevant at that time. No assurances can be given that any dividends on our common stock will be declared in the future or, if declared, what the amount of such dividends will be or whether such dividends will continue for future periods.

USE OF PROCEEDS

We estimate that the net proceeds to us from the offering, after deducting estimated underwriting discounts and commissions, but before deducting estimated offering expenses, will be approximately $61.7 million, or approximately $71.0 million if the underwriters exercise the option to purchase additional shares from us in full. We intend to use the net proceeds of this offering for general corporate purposes, including providing capital to support our growth organically or through strategic acquisitions, financing investments, and for investments in Univest Bank as regulatory capital. We currently have no definitive agreements regarding any future acquisitions. Pending use of the net proceeds from this offering described above, we may hold any net proceeds in cash or invest them in short-term securities or investments.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, long-term debt, and capitalization, including regulatory capital ratios, on a consolidated basis, as of September 30, 2017, on an actual basis and on an as-adjusted basis for this offering after deducting the underwriting discount and offering expenses payable by us (and assuming no exercise of the underwriters’ option). You should read this information together with the consolidated historical financial statements and the related notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2017
	Actual	As Adjusted
	(in thousands, Except per share amounts)
Cash and cash equivalents	$79,490	$140,716

Long-term debt	206,168	206,168
Subordinated debt	94,270	94,270

Total long-term debt	$300,438	$300,438

Shareholders’ equity:
Common stock, $5.00 par value, 48,000,000 shares authorized, 28,911,799 shares issued, and 26,671,336 outstanding actual, 28,984,355 shares as adjusted	$144,559	156,059
Additional paid-in capital	232,172	281,898
Retained earnings	212,363	212,363
Accumulated other comprehensive loss, net of tax benefit	(16,343)	(16,343)
Treasury stock, at cost	(43,953)	(43,953)

Total shareholders’ equity	$528,798	$590,024

Common book value per share	$19.83	$20.36
Equity to assets, at period end	11.97%	13.17%

Regulatory capital ratios:
Total capital to risk-weighted assets	12.47%	14.04%
Tier 1 capital to risk-weighted assets	9.51%	11.08%
Common equity tier 1 capital to risk-weighted assets	9.51%	11.08%
Tier 1 capital to average assets	8.74%	10.03%

DESCRIPTION OF CAPITAL STOCK

Our articles of incorporation authorize the issuance of capital stock consisting of 48,000,000 shares of common stock, par value $5.00 per share, and 10,000,000 shares of preferred stock, par value $5.00 per share. See “Description of Capital Stock” on page 5 of the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus for additional information regarding our common stock.

UNDERWRITING

We are offering shares of our common stock described in this prospectus supplement in an underwritten offering. Subject to the terms and conditions set forth in the underwriting agreement between us and Keefe, Bruyette & Woods, Inc., as representative of the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the shares of our common stock set forth in the table below:

Name	Number of Shares
Keefe, Bruyette & Woods, Inc.	1,840,000
Piper Jaffray & Co.	460,000

Total	2,300,000

The underwriters’ obligation to purchase the shares included in this offering depends on the satisfaction of the conditions contained in the underwriting agreement, including the following:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in the financial markets; and

•	we deliver customary closing documents and legal opinions to the underwriters.

The underwriters propose to offer the shares from time to time for sale in one or more transactions on Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriters and subject to their right to reject any order in whole or in part.

Subject to the conditions contained in the underwriting agreement, the underwriters are committed to purchase and pay for all shares offered by this prospectus supplement, if any such shares are purchased. The shares are being offered by the underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

Discounts and Expenses

Shares of our common stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement and to certain selected dealers at this price, less a concession not in excess of $1.4125 per share. The underwriters may allow, and any selected dealers may reallow, a concession not in excess of $0.8475 per share to certain brokers and dealers. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the price per share and total public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option to purchase additional shares of common stock from us:

	Per Share	No Exercise	Full Exercise
Public offering price	$28.25	$64,975,000	$74,721,250
Underwriting discount	1.4125	3,248,750	3,736,063

Proceeds to us before expenses	$26.8375	$61,726,250	$70,985,187

We estimate that the total offering expenses, including registration and filing fees, printing fees, legal and accounting expenses, but excluding underwriting discounts, will be approximately $0.5 million. We also have agreed to reimburse the underwriters for certain of their offering expenses. In accordance with FINRA Rule 5110, these reimbursed expenses are deemed underwriting compensation for this offering.

Option to Purchase Additional Shares

We have granted the underwriters an option to buy up to 345,000 additional shares of our common stock, at the public offering price less underwriting discounts. The underwriters may exercise this option, in whole or in part, solely to cover over-allotments, if any, made in connection with this offering. The underwriters will have 30 days from the date of this prospectus supplement to exercise this option.

Indemnification and Contribution

We have agreed to indemnify the underwriters, their respective affiliates and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters and their respective affiliates may be required to make in respect of these liabilities.

Lock-Up Agreements

We have agreed that for a period of 90 days from the date of this prospectus supplement, we will not (subject to certain exceptions), without the prior written consent of Keefe, Bruyette & Woods, Inc., sell, offer to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock. Our directors and certain of our officers have agreed that for a period of 90 days from the date of this prospectus supplement, such officers and directors will not, without the prior written consent of Keefe, Bruyette & Woods, Inc., sell, offer to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock. These lock-up agreements contain exceptions, including for certain gifts, estate planning transactions, transfers to the Company to satisfy the exercise price of outstanding stock options and to satisfy any tax withholding obligation upon the exercise or vesting of any equity awards. Keefe, Bruyette & Woods, Inc., in its sole discretion, may release the securities subject to these lock-up agreements at any time without notice.

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including stabilizing transactions, short sales and purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made to prevent or retard a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchases of shares of common stock to cover positions created by short sales. Short sales may be “covered short sales” or “naked short sales.” In a covered short position, the number of excess shares of sold by an underwriter, if any, are not greater than the number of shares of common stock that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock in the underwriter’s option to purchase additional shares, if any.

The underwriters may close out any covered short position either by exercising, in whole or in part, their option to purchase additional shares, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the purchase option described above. The underwriters must close out any “naked short” position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may engage in syndicate covering transactions, which are transactions that involve purchases of common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares of common stock to close out the short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared with the price at which the underwriters may purchase shares of common stock through exercise of the option to purchase additional shares, if any.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. If these activities are commenced, the underwriters may discontinue them at any time. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise.

Passive Market Making

In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on Nasdaq, may engage in passive market making transactions in our common stock on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits passive market making activity by the participants in our offering of common stock. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriters

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation and brokerage activities. From time to time, certain of the underwriters and/or their respective affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking and commercial banking services with us and our affiliates, for which they received or paid, or may receive or pay, customary compensation, fees and expense reimbursement. In the ordinary course of their various business activities, the underwriters and/or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriters and/or their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

Electronic Distribution

A prospectus and prospectus supplement in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriters or their respective affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than this prospectus supplement and accompanying prospectus in electronic format, the information on the underwriters’ websites and any other information contained on any other website maintained by the underwriters is not part of this prospectus supplement or the accompanying prospectus, has not been approved and/or endorsed by the underwriters or us and should not be relied upon by investors.

Other Considerations

It is expected that delivery of the shares will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement. Settlement for sales of common stock in the secondary market generally will occur on the second business day, or such shorter settlement cycle as may be in effect under Exchange Act Rule 15c6-1 from time to time, following the date on which any sales are made, unless the parties to any such trade expressly agree otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common stock offered by this prospectus supplement in any jurisdiction in which action for that purpose is required. The common stock offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and the underwriters require that the persons into whose possession this prospectus supplement comes inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the

“Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State before the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

Listing

Our common stock is listed on Nasdaq under the symbol “UVSP.”

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus supplement and the accompanying prospectus will be passed upon by our counsel, Stevens & Lee, P.C., Reading, Pennsylvania. Certain legal matters relating to this offering will be passed upon for the underwriters by Luse Gorman, PC, Washington, D.C.

EXPERTS

The consolidated balance sheets of Univest Corporation of Pennsylvania and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street,

N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov. Additional information about us, including our annual, quarterly and current reports, may be found on our website at www.univest.net. All internet addresses provided in this prospectus supplement or in the accompanying prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on, or accessible through, our website, or any other website described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus supplement or the accompanying prospectus or other offering materials.

We also have filed a Registration Statement (File No. 333-221508) with the SEC relating to the common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of that Registration Statement. You may obtain from the SEC copies of the Registration Statement and the related exhibits that we filed with the SEC when we registered the common stock. The Registration Statement may contain additional information that may be important to you.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any such report or document that is not deemed filed under such provisions, until this offering has been terminated:

SEC Filing (SEC File No. 000-07617)	Period or Date Filed
Annual Report on Form 10-K	For the year ended December 31, 2016, filed on March 3, 2017

Quarterly Reports on Form 10-Q	For the quarter ended March 31, 2017, filed on May 3, 2017, for the quarter ended June 30, 2017, filed on August 1, 2017, and for the quarter ended September 30, 2017, filed on November 3, 2017

Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or Item 7.01 of Form 8-K)	Filed on January 26, 2017, February 22, 2017, February 23, 2017, April 19, 2017, April 25, 2017, April 27, 2017, May 1, 2017, May 16, 2017, May 22, 2017, July 27, 2017, August 1, 2017, August 28, 2017, October 26, 2017, and November 7, 2017

Proxy Statement	Those portions of our Definitive Proxy Statement on Schedule 14A, filed on March 17, 2017 (File No. 000-07617) that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2016

Additionally, we incorporate by reference the description of our common stock, par value $5.00 per share, as included in the Registration Statement on Form S-14 filed on March 1, 1973, including any amendment or report filed for the purpose of updating such description (Commission File No. 000-07617).

Upon written or oral request, we will provide, without charge, to each person to whom a copy of this prospectus supplement and the accompanying prospectus is delivered a copy of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement and the accompanying prospectus, at no cost by writing or telephoning us at the following address:

Univest Corporation of Pennsylvania

14 North Main Street

Souderton, PA 18964

Attention: Roger S. Deacon

Telephone number: (215) 721-2400

PROSPECTUS

Univest Corporation of Pennsylvania

Common Stock

Preferred Stock

Debt Securities

Warrants

Depositary Shares

Subscription Rights

Univest Corporation of Pennsylvania (“we,” “us,” “our” or the “Company”) may offer from time to time to sell, in one or more series, and in any combination, the securities described in this prospectus.

This prospectus describes the general terms of these securities and the general manner in which we will offer them. Each time that we offer and sell securities using this prospectus, we will provide a supplement to this prospectus that contains specific information about the securities and their terms and the manner in which we will offer them for sale. The prospectus supplement also may add or update information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should carefully read this prospectus and any supplement to this prospectus, as well as any documents that we have incorporated into this prospectus by reference, before you invest in any of these securities. References herein to “prospectus supplement” are also deemed to refer to any pricing supplement or free writing prospectus describing the specific pricing or other terms of the applicable offering that we prepare and distribute.

We may offer and sell these securities through underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. We will provide in the applicable prospectus supplement the names of any such underwriters, dealers or agents used in connection with the sale of any of these securities, as well as any fees, commissions or discounts we may pay to such underwriters, dealers or agents in connection with the sale of these securities.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “UVSP.” Any prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

Investing in our securities involves risks. See “Risk Factors” on page 3, in any prospectus supplement, and in the documents on file with the Securities and Exchange Commission that are incorporated by reference in this prospectus for a discussion of certain risks and uncertainties you should consider.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This date of this prospectus is November 13, 2017.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell from time to time, in one or more offerings, on a continuous or delayed basis, any combination of the securities described in this prospectus.

This prospectus provides you with a general description of the securities that we may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus (including the documents incorporated by reference) and the applicable prospectus supplement together with the additional information referred to under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or in any supplement to this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of its date only.

Any of the securities described in this prospectus and in a prospectus supplement may be convertible or exchangeable into, or exercisable for, other securities that are described in this prospectus or will be described in a prospectus supplement.

The registration statement that contains this prospectus, including the exhibits to the registration statement, also provides additional information about us and the securities offered under this prospectus. You can find the registration statement at the SEC’s website or at the SEC’s public reference room described under the heading “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference in this prospectus contain, and future oral and written statements of the Company and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based on beliefs, expectations and assumptions of the Company’s management and on information available to management at the time that the statements are made, may be identified by the use of words such as “believe,” “expect,” “anticipate,” “bode,” “predict,” “suggest,” “project,” “appear,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “likely” or other similar expressions. Additionally, all statements in this prospectus and the documents that we incorporate by reference in this prospectus, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. The factors that could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries are detailed in the “Risk Factors” section included under Item 1A of Part I of our most recent Annual Report on Form 10-K and in the “Risk Factors” sections of this prospectus and the applicable prospectus supplement. In addition, there are other factors that may impact any public company, including ours, that could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries.

These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.

OUR COMPANY

We are a Pennsylvania corporation and a bank holding company headquartered in Souderton, Pennsylvania. Through our wholly-owned banking subsidiary, Univest Bank and Trust Co. (the “Bank”), we provide a variety of financial services to individuals, municipalities and businesses throughout the Bank’s markets of operation. The Bank is engaged in the commercial and consumer banking business and provides a full range of banking and trust services to customers. The Bank is the parent company of (1) Delview, Inc., which is the parent company of Univest Insurance, Inc., an independent insurance agency, (2) Univest Investments, Inc., a full-service broker-dealer and investment advisory firm, and (3) Girard Partners, a registered investment advisory firm. The Bank is also the parent company of Univest Capital, Inc., an equipment financing business, and TCG Investment Advisory, a registered investment advisor, which provides discretionary investment consulting and management services.

As of September 30, 2017, we had total assets of $4.42 billion, total loans held for investment of $3.49 billion, total deposits of $3.52 billion, and total shareholders’ equity of $528.8 million.

Our principal executive office is located at 14 North Main Street, Souderton, Pennsylvania 18964 and our telephone number is (215) 721-2400.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

RISK FACTORS

An investment in our securities involves certain risks. Before making an investment decision, you should carefully read and consider the discussion of the risks and uncertainties under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2017, which is incorporated by reference in this prospectus, and under similar headings in our subsequently filed quarterly reports on Form 10-Q, as well as the other risks and uncertainties described in any applicable prospectus supplement and in the other documents incorporated by reference in this prospectus. See the section entitled “Where You Can Find More Information” in this prospectus. You should note, however, that our business, financial condition, results of operations and prospects may have changed since the respective dates of incorporated documents. The risks and uncertainties that we have described are not the only ones facing the Company. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business and results of operations.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we will use the net proceeds that we receive from the sale of the securities offered hereby for general corporate purposes, which may include, among other things, investments in or advances to our subsidiaries, working capital to fund organic growth, capital expenditures, stock repurchases, debt repayment or the financing of possible acquisitions. The prospectus supplement relating to a particular offering of securities by us will identify the particular use of proceeds for that offering. Until we use the net proceeds from an offering, we may place the net proceeds in temporary investments or hold the net proceeds in deposit accounts at a banking subsidiary of the Company.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for each of the periods indicated.

	Nine Months Ended September 30, 2017	Year Ended December 31,
		2016	2015	2014	2013	2012
Ratio of earnings to fixed charges: (unaudited)
Excluding interest on deposits	8.24x	5.53x	18.99x	928.47x	51.63x	18.20x
Including interest on deposits	4.28x	2.89x	5.59x	8.43x	6.25x	4.23x

For purposes of computing these ratios, “earnings” represent consolidated income from continuing operations before income taxes, plus fixed charges. “Fixed charges” represent interest expense, including interest credited on deposit products where indicated, and amortization of bond issue costs.

A ratio of earnings to combined fixed charges and preferred stock dividends is not presented, as the results do not differ from the ratio of earnings to fixed charges presented above and we have not issued any preferred stock as of the date of this prospectus.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the common stock, preferred stock, debt securities, warrants, depositary shares, and subscription rights that we may offer and sell from time to time. When one or more of these securities are offered in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. These summary descriptions and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each security and are qualified in their entirety by reference to our Articles of Incorporation, as amended (our “Articles of Incorporation”), our Bylaws, as the same may be amended from time to time (our “Bylaws”), the Pennsylvania Business Corporation Law (the “PBCL”) and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed superseded by the terms set forth in that prospectus supplement.

We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities in registered form, without coupons. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms, limitations, voting powers and relative rights of our capital stock as contained in our Articles of Incorporation, our Bylaws and the PBCL. This summary does not purport to be a complete description of the terms and conditions of our capital stock in all respects and is subject to and qualified in its entirety by reference to our Articles of Incorporation, our Bylaws, the PBCL and any other documents referenced in the summary descriptions and from which the summary descriptions are derived. Although we believe that this summary covers the material terms and provisions of our capital stock, it may not contain all of the information that is important to you.

Please note that, with respect to any shares held in book-entry form through the Depository Trust Company or any other share depositary, the depositary or its nominee will be the sole registered and legal owner of those shares, and references hereunder to any “shareholder” or “holder” of those shares means only the depositary or its nominee. Persons who hold beneficial interests in shares of our stock through a depositary will not be registered or legal owners of those shares and will not be recognized as such for any purpose. For example, only the depositary or its nominee will be entitled to vote the shares held through it, and any dividends or other distributions to be paid, and any notices to be given, in respect of those shares will be paid or given only to the depositary or its nominee. Owners of beneficial interests in those shares will have to look solely to the depositary with respect to any benefits of share ownership, and any rights that they may have with respect to those shares will be governed by the rules of the depositary, which are subject to change from time to time. We have no responsibility for those rules or their application to any interests held through the depositary.

General

Our authorized capital stock consists of common stock and preferred stock. We are authorized to issue 48,000,000 shares of common stock, par value $5.00 per share. As of October 31, 2017, we had 26,684,355 shares of common stock outstanding, and approximately 2,686 record holders (excluding any participants in any clearing agency and “street name” holders). In addition, we are authorized to issue 10,000,000 shares of preferred stock, par value $5.00 per share, of which no shares are currently outstanding.

As of October 31, 2017, options to purchase 517,335 shares of our common stock were outstanding, and the shares underlying such options have been reserved for issuance. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock to be issued in connection with an offering hereunder will be fully paid and non-assessable.

Common Stock

Voting Rights

Each owner of our common stock is entitled to one vote per share on any matter on which shareholders generally are entitled to vote, including the election of directors. Neither our Articles of Incorporation nor our Bylaws provides for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors.

Dividends

Owners of our common stock will be entitled to dividends paid by us when and if declared by our board of directors from legally available funds, and subject to the rights of any outstanding class or series of preferred stock. The determination and declaration of dividends is entirely within the discretion of our board of directors, subject to certain limitations under state law and rules and limitations imposed by federal regulators. Holders of our common stock shall share equally on a per share basis in any such dividends or distributions.

Liquidation or Dissolution

In the event of our liquidation, dissolution, or winding up, the owners of our common stock shall be entitled to receive, in cash or in kind, assets that are remaining after payment or provision for payment of our debts and liabilities and any amounts owed to holders of our preferred stock. Owners of our common stock shall receive such assets ratably in proportion to the number of shares held by them.

Preemptive Rights

Owners of our common stock do not have any preemptive rights to subscribe for additional shares of common stock when we offer additional shares for sale. The rights, preferences, and privileges of holders of our common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Other

Our shareholders have no conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Classified Board

The Company’s board of directors is divided into three classes, as nearly equal in number as possible, with each class being elected annually for a three-year term.

Director Nominations

Nominations for election to our board of directors may be made by our board of directors or by any shareholder of any outstanding class of our capital stock that is entitled to vote for election of directors. Nominations made by shareholders must be made by written notice, delivered or mailed by registered return receipt mail, postage prepaid, to the Secretary of the Company, not less than 50 days prior to any meeting of the shareholders called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, such a nomination shall be delivered or mailed to the Secretary of the Company not later than the close of business on the seventh (7th) day following the date on which the notice of the meeting was mailed to the shareholders.

Such notification shall contain the following information to the extent known to the shareholder intending to nominate any candidate for election to the board of directors:

•	The name, age and resident address of each of the proposed nominees;

•	The principal occupation or employment and business address of each proposed nominee;

•	The total number of shares of the Company that, to the knowledge of the notifying shareholders, will be voted for each of the proposed nominees;

•	The name and resident address of the notifying shareholder; and

•	The number of shares owned by the notifying shareholder.

The nomination of a director who has not previously served as a director must be made from and among the then serving alternate directors, except with the execution by the Company of a definitive acquisition or merger agreement. Nomination for alternate directors must be made in the same manner as directors and in accordance with the then applicable provisions of the Bylaws for such nominations. Any nomination for director or alternate director made by a shareholder that is not made in accordance with the Bylaws may be disregarded by the Nominating and Governance Committee of the Board of Directors of the Company, and the votes cast for such nominee may be disregarded by the judges of election. No person is eligible to be newly elected or appointed as a director if such person has not previously been a director or an alternate director of the Company or a designee from an acquired company.

Preferred Stock

We currently have no shares of preferred stock outstanding. Under our Articles of Incorporation, our board of directors is authorized, without further action by our shareholders, to issue shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change in control of us. The applicable prospectus supplement relating to an offering of preferred stock will specify the terms applicable to such series of preferred stock.

Amendment of Articles of Incorporation and Bylaws

Our Articles of Incorporation may be amended as provided under Pennsylvania law by (i) the affirmative vote of 75% of the issued and outstanding shares of capital stock entitled to vote or (ii) by the affirmative vote of a majority of the board of directors and the affirmative vote of a majority of the issued and outstanding shares of capital stock entitled to vote. Our shareholders are not entitled by statute to propose amendments to the articles of incorporation. The authority to make, amend, alter, change, or repeal the Bylaws is specifically granted to and vested in our board of directors. This authority is subject to the power of our shareholders to make, amend, alter, change or repeal the Bylaws by the affirmative vote of 75% of the shares outstanding and entitled to vote.

Limitation on Liability and Indemnification of Directors and Officers

As permitted by Pennsylvania law, under our Bylaws, to the fullest extent authorized or permitted by Pennsylvania law, a director of the Company will not be personally liable for monetary damages for any act or omission unless such director breached or failed to perform the duties of his office, and such breach or failure constitutes self-dealing, willful misconduct or recklessness. The provision does not affect a director’s responsibility or liability under any criminal statute or liability for payment of taxes. Our Bylaws also require us to indemnify all current and former directors, alternate directors, officers, employees, and agents and all persons who serve as a director, alternate director, officer, employee, or agent of another entity at our request, against all expenses and liabilities reasonably incurred by, or imposed upon such person in connection with, or resulting from the defense of any civil or criminal action, suit or proceeding, including an action or proceeding by or in the right of the Company, in which such person is made a party or is otherwise involved by reason of being or having served in such capacity with the Company or such other entity, except with respect to any matter as to which such person shall be finally adjudged in such action, suit or proceeding to have been liable for willful misconduct or recklessness in the performance of the duties of his or her respective position. We may pay expenses incurred by such persons indemnified in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified.

Anti-Takeover Provisions

The PBCL, federal banking regulations and our Articles of Incorporation and Bylaws contain a number of provisions that may delay, defer, prevent or render more difficult a change in control or an unsolicited acquisition proposal that our shareholders might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our shareholders. Even in the absence of an unsolicited acquisition proposal, these provisions may also adversely affect the prevailing market price for our common stock if they are viewed as limiting the liquidity of our common stock or discouraging takeover attempts in the future.

Federal Reserve Requirements. Under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), takeover attempts, business combinations and certain acquisitions of our stock may require the prior approval of, or notice to, the Federal Reserve. If a company seeks to (i) acquire, either acting alone or in concert with others, 25% or more of any class of our voting stock, (ii) acquire control of the election or appointment of a majority of the directors on our board of directors or (iii) exercise a controlling influence over our management or policies, such company would be required to obtain the prior approval of the Federal Reserve. In addition, if any individual seeks to acquire, either acting alone or in concert with others, 25% or more of any class of our voting stock, the individual generally is required to provide 60 days’ prior notice to the Federal Reserve. An individual (and also a company not otherwise required to obtain Federal Reserve approval to control us) is presumed to control us, and therefore generally required to provide 60 days’ prior notice to the Federal Reserve, if the individual (or such company) acquires 10% or more of any class of our voting stock, although the individual (or such company) may seek to rebut the presumption of control based on the facts surrounding the acquisition.

Pennsylvania Anti-Takeover Provisions. Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies) including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. Univest is a registered corporation under the PBCL. A general summary of the applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. Pennsylvania law limits control share acquisitions relating to the act of acquiring for the first time voting power over voting shares (other than shares owned since January 1, 1988 and any additional shares distributed with respect to such shares) equal to at least 20%, 33-1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, described below, at a meeting or until they have been transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the request for the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person proposing to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired. Two shareholders’ votes are required to approve the restoration of voting rights: (i) the approval of an absolute majority of all voting power must be obtained, and all voting shares are entitled to participate in this vote; and (ii) the approval of an absolute majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies if (i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

Business Combination Transactions with Interested Shareholders. Pennsylvania law prohibits certain business combinations with certain ‘interested shareholders,’ persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors. A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•	the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding shares of common stock of the corporation; or

•	the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (ii) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction. Pennsylvania law regarding the ability of shareholders to dispose of their stock following a control transaction provides, generally, that a person or group that acquires more than 20% of the voting power to elect directors of the corporation is a controlling person and must give prompt notice to each shareholder of record. The other shareholders are then entitled to demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

Right to Call Special Meeting of Shareholders. Our Bylaws provide that special meetings of the Company’s shareholders can only be called by the Chairman of the Board or by the majority vote of all the members of the board of directors entitled to vote.

The foregoing provisions (or the absence thereof, as the case may be) may have the effect of deterring hostile takeovers or delaying or preventing changes in our management or control of us, such as mergers, reorganizations or tender offers. In general, our Articles of Incorporation and Bylaws are structured in a way that enhances the likelihood of continued stability in the composition of our board of directors and its policies and discourages certain types of transactions that may involve an actual or threatened acquisition by another party. The provisions of our Articles of Incorporation and Bylaws tend to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts.

Transfer Agent and Registrar

Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar for our common stock. The transfer agent’s address is 1155 Long Island Avenue, Edgewood, New York 11717, attention: IWS.

Listing and Trading Market for Common Stock

Our common stock is listed on the Nasdaq Global Select Market under the symbol “UVSP.”

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth certain general terms that may apply to the debt securities that we may offer under this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture, with the specific terms and conditions relating to a particular series of debt securities set forth in a supplemental indenture or a board resolution and an officer’s certificate. The indenture is a contract between us and the bank or trust company selected by the Company to serve as the initial trustee (referred to herein as the “indenture trustee”). The form of indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and may be supplemented or amended from time to time.

The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. We will describe the specific terms of a series of debt securities and the extent, if any, to which the specific terms of the debt securities modify the terms of the indenture in the prospectus supplement relating to the debt securities.

This summary is subject to, and qualified in its entirety by reference to, the indenture, which contains the full legal text of the matters described in this section, and the description of the specific terms of the debt securities in the applicable prospectus supplement. The following summary is not complete. You should read all of the provisions of the indenture, including the definitions of certain terms.

Since we are a holding company, our right, and accordingly, the right of our creditors and shareholders, including the holders of the securities offered by this prospectus and any prospectus supplement, to participate in any distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Terms of the Securities

The debt securities will not be secured by any of our assets. Neither the indenture nor the debt securities will limit or otherwise restrict the amounts of other indebtedness that we may incur, or the amount of other securities that we may issue. The indenture does not limit the principal amount of any particular series of debt securities. The subordinated debt securities will be subordinated as described below under the heading “Subordination.”

Each prospectus supplement will specify the particular terms of the debt securities offered, including the following, as may be applicable:

•	the title and series of the debt securities;

•	the principal amount being offered and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the aggregate principal amount of the debt securities;

•	the priority of payments on the debt securities;

•	the issue price or prices (which may be expressed as a percentage of the aggregate principal amount) of the debt securities;

•	the dates on which or periods during which the debt securities may be issued, and the dates on, or the range of dates within, which the principal of and premium, if any, on the debt securities are or may be payable or the method by which such date or dates will be determined or extended;

•	the interest rate or rates of the debt securities, or the method of determining those rates, whether such interest will be payable in cash or additional debt securities of the same series or will accrue and increase the aggregate principal amount outstanding of such series, the date or dates from which such interest will accrue, or the method by which such date or dates will be determined;

•	the interest payment dates, the record dates for the determination of holders to whom interest is payable on such interest payment dates or the method by which such date or dates will be determined, the right, if any, to extend or defer interest payments and the duration of such extension or deferral;

•	if the amount of payment of principal of, premium, if any, or interest on the debt securities may be determined with reference to an index, formula or other method;

•	if other than the entire principal amount, the portion of the principal amount of the debt securities that will be payable if the maturity date of the debt securities is accelerated;

•	any event of default applicable to the debt securities and any change in the right of the indenture trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable pursuant to the indenture;

•	any covenants included for the benefit of the holders of the debt securities;

•	provisions, if any, restricting the declaration of dividends or requiring the maintenance of any asset ratio or the creation or maintenance of reserves;

•	provisions relating to modification of the terms of the debt securities or the rights of holders of the debt securities;

•	provisions, if any, granting special rights to holders upon the occurrence of specified events;

•	provisions, if any, restricting the incurrence of additional debt or the issuance of additional securities;

•	restrictions, if any, on transfer, sale or other assignment of the debt securities;

•	whether the debt securities are to be issued in whole or in part in global form and, in such case, the depositary and the terms and conditions, if any, upon which interests in such global debt securities may be exchanged in whole or in part for the individual securities represented thereby in definitive form registered in the name or names of persons other than such depositary or a nominee or nominees thereof;

•	the form of the debt securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	any terms relating to the conversion or exchange of the debt securities into other securities or property of ours, including, without limitation, the time and place at which such debt securities may be converted or exchanged, the conversion or exchange price and any adjustments to the conversion or exchange price and any other provisions that may be applicable;

•	the guarantors, if any, of the debt securities, and the extent of the guarantees (including provisions relating to seniority, subordination, and the release of the guarantors), if any, and any additions or changes to permit or facilitate guarantees of such debt securities;

•	any sinking fund or similar provisions applicable to the debt securities;

•	any mandatory or optional redemption, repurchase or repayment provisions applicable to the debt securities;

•	if other than denominations of $1,000 or any integral multiple of $1,000 thereof, the denomination or denominations in which the debt securities are authorized to be issued;

•	whether any of the debt securities will be issued as “original issue discount” securities;

•	the place of payment on the debt securities;

•	each office or agency where the debt securities may be presented for registration of transfer, exchange or conversion;

•	the method of determining the amount of any payments on the securities which are linked to an index or determined by a formula;

•	if other than U.S. Dollars, the foreign currency in which the debt securities shall be denominated or in which payment of the principal of, premium, if any, or interest on the debt securities shall be payable and any other terms concerning such payment;

•	if the principal of, premium, if any, or interest on the debt securities of the series are to be payable, at the election of the Company or a holder thereof, in a currency other than that in which the debt securities are denominated or stated to be payable without such election, the period or periods within which, and the terms and conditions upon which, such election may be made and the time and the manner of determining the exchange rate between the currency in which the debt securities are denominated or payable without such election and the currency in which the debt securities are to be paid if such election is made;

•	the nature of any material relationship between us or our affiliates and the indenture trustee, the percentage of debt securities of a series necessary to require the indenture trustee to take action, and what indemnification the indenture trustee may require before proceeding to take action;

•	any addition or change in the provisions related to compensation and reimbursement of the indenture trustee which applies to the debt securities as agreed upon by the Company and the indenture trustee;

•	if other than the indenture trustee, the identity of the registrar and/or paying agent, and the identity of any other agents appointed with respect to the series of debt securities;

•	provisions, if any, for the defeasance of the debt securities in whole or in part and any addition or change in the provisions related to satisfaction and discharge;

•	any addition or change in the provisions related to supplemental indentures both with and without the consent of the holders;

•	a discussion of any material United States federal income tax considerations applicable to the debt securities; and

•	any other terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any terms that may be required by us or advisable under applicable laws or regulations or in connection with the marketing of the debt securities.

Some of our debt securities may be issued as “original issue discount” securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities or relating to certain other kinds of securities that may be offered, including securities linked to an index.

Acceleration of Maturity

If an event of default with respect to any outstanding series of debt securities occurs and is continuing, the indenture trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount due and payable immediately by providing written notice of such acceleration to us, and, if notice is given by the holders instead of the indenture trustee, to the indenture trustee. Subject to certain conditions, the declaration of acceleration may be rescinded, and past defaults (except uncured payment defaults) may be waived, by the holders of not less than a majority of the principal amount of debt securities of that series.

You should refer to the prospectus supplement relating to each series of debt securities for the particular provisions relating to acceleration of maturity upon the occurrence and continuation of an event of default.

Transfer

Unless otherwise indicated in the applicable prospectus supplement, the debt securities we are offering will be issued in denominations of $1,000 and increments of $1,000 in excess thereof, or in such other currencies or denominations as may be set forth in the applicable supplemental indenture or specified in an officer’s certificate, if any, relating to such series of debt securities. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Payment and Paying Agent

The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the indenture trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payment may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities. We will make payments of principal of, and any interest on, the debt securities represented by any global security registered in the name of and held by a depositary or its nominee, to such depositary or its nominee, as the case may be, as the registered owner and holder of such global security. Neither we, the indenture trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of records relating to, or payments made on account of, beneficial interests in any global security or for maintaining, supervising or reviewing any records of any depositary, its nominee or any participant relating to such beneficial interests.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary that we will identify in a prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

The specific terms of the depositary arrangements for each series of debt securities and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Modification and Waiver

The indenture provides that modifications and amendments may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of each holder affected:

•	extend the stated maturity date of, or any premium or installment of interest on, the debt security;

•	reduce the principal amount, any rate of interest of any debt security, or reduce the amount of any premium payable upon the redemption of any debt security;

•	change the place of payment, currency or currencies in which any debt security or any premium or interest thereon is payable;

•	impair the holders’ rights to institute suit for the enforcement of any payment on or after the stated maturity date of any debt security or, in the case of redemption, on or after the redemption date;

•	adversely affect any rights of conversion;

•	reduce the percentage in principal amount of the outstanding debt securities required to consent to any modification, amendment or waiver under the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	reduce the principal amount of original issue discount debt securities which could be declared due and payable upon an acceleration of their maturity.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us and the indenture trustee with certain provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of the principal, or any premium or interest payable on a debt security of that series or in respect of a covenant or provision which under the terms of the indenture cannot be modified or amended, without the consent of each affected holder.

With the indenture trustee, we may modify and amend the indenture without the consent of any holder for any of the following purposes:

•	to name a successor entity to us;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities;

•	to add to, delete or modify the events of default;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor indenture trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action is not inconsistent with the provisions of that indenture and does not adversely affect the interests of the applicable holders;

•	to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, if the action does not adversely affect the interests of holders of debt securities of that series in any material respect;

•	to add or release guarantors or co-obligors with respect to the debt securities;

•	to secure the debt securities;

•	to add to, change or eliminate any provisions of the indenture as necessary or desirable in accordance with any amendments to the Trust Indenture Act; or

•	to amend or supplement any provision contained in the indenture or in any supplemental indenture, if the amendment or supplement does not materially adversely affect the interests of the holders of any debt securities then outstanding.

Calculation of Outstanding Debt Securities

To calculate whether the holders of a sufficient principal amount of the outstanding securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture:

•	in the case of original issue discount securities, the principal amount that may be included in the calculation is the amount of principal that would be due and payable upon a declaration of acceleration according to the terms of that original issue discount security as of the date of the calculation; and

•	any debt securities owned by us, or owned by any other obligor of the debt securities or any affiliate of ours or of any other obligor, should be disregarded and deemed not to be outstanding for purposes of the calculation.

Additional Provisions

The indenture trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of the debt securities, unless the holders have offered the indenture trustee satisfactory security or indemnification. The indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may, in certain circumstances, direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or other power conferred on the indenture trustee.

No holder of a debt security of any series will have the right to institute any proceeding for any remedy under the indenture, unless:

•	the holder has provided the indenture trustee with written notice of one or more events of default regarding the holder’s series of debt securities;

•	the holders of at least 25% in principal amount of the outstanding debt securities of a series have made a written request to the indenture trustee and offered security and indemnity satisfactory to the indenture trustee against the costs, expenses and liabilities to be incurred in the proceeding;

•	the indenture trustee has failed to institute the proceeding within 60 days after its receipt of such notice, request and offer of indemnity; and

•	the indenture trustee has not received any direction during such 60-day period inconsistent with such request from the holders of a majority in principal amount of the outstanding debt securities of that series.

However, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal, any premium or any interest in respect of such debt security on or after the date expressed in such debt security and to institute suit for the enforcement of any such payment.

We are required to file annually with the indenture trustee a certificate of no default, or specifying any default that exists.

Conversion Rights

The applicable prospectus supplement relating to any convertible debt securities will describe the terms on which those securities are convertible.

Events of Default

Unless otherwise provided in a prospectus supplement, the following will be events of default under the indenture with respect to debt securities of any series:

•	failure to pay any interest on any debt security of that series when due, and continuance of such default for 30 days;

•	failure to pay principal of, or any premium on, any debt security of that series when due;

•	failure to deposit any sinking fund payment for a debt security of that series when due, and continuance of such default for 30 days;

•	certain events in bankruptcy, insolvency or reorganization of us or the Bank; and

•	any other event of default regarding that series of debt securities.

Subordination

The subordinated debt securities will be unsecured and will be subordinated in right of payment, to the extent and in the manner set forth below, to the prior payment in full of all of the Company’s senior indebtedness, as more fully described in the applicable prospectus supplement.

If any of the following circumstances has occurred, payment in full of all principal, premium, if any, and interest must be made or provided for with respect to all outstanding senior indebtedness before we can make any payment or distribution of principal, premium, if any, or interest on the subordinated debt securities:

•	any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise;

•	any default with respect to senior indebtedness which permits its holders to accelerate the maturity of the senior indebtedness has occurred and is continuing, and the default is subject to judicial proceedings or the Company has received notice of such default; and

•	with respect to any series of subordinated debt securities, there is no right of acceleration of the payment of principal or interest of a series of subordinated debt securities upon a default in the performance of any covenant or agreement in the subordinated debt securities of a particular series or in the applicable supplemental indenture. Except in the event of a receivership, insolvency, liquidation or similar proceeding, there is no right of acceleration of the payment of principal or interest of a series of subordinated debt securities upon an event of default. In the event of a default in the payment of interest or principal, the holders of senior indebtedness will be entitled to be paid in full before any payment can be made to holders of subordinated debt securities. However, a holder of a subordinated debt security (or the indenture trustee under the applicable supplemental indenture on behalf of all of the holders of the affected series) may, subject to certain limitations and conditions, seek to enforce overdue payments of interest or principal on the subordinated debt securities.

Consolidation, Merger and Sale of Assets

We may consolidate or merge with or into, or transfer our assets substantially as an entirety to, a successor corporation, if the successor corporation is organized under the laws of the U.S., any state thereof or the District of Columbia and such successor corporation assumes our obligations on the debt securities and under the indenture immediately after giving effect to the transaction, and no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have occurred and be continuing, and certain other conditions are met.

Governing Law

The indenture and debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock, other securities of the Company or any combination of the foregoing. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to, or separate from, those securities. The particular terms of any warrants will be described more specifically in the prospectus supplement relating to such warrants.

The prospectus supplement relating to any warrants that we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following information:

•	the title and specific designation of the warrants;

•	the aggregate number of warrants offered;

•	the amount of warrants outstanding, if any;

•	the designation, number and terms of the securities purchasable upon exercise of the warrants and procedures that will result in the adjustment of those numbers;

•	the exercise price or prices of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in United States dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	the anti-dilution provisions of the warrants, if any;

•	if applicable, the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other material terms of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up, or to exercise voting rights, if any.

DESCRIPTION OF DEPOSITARY SHARES

This following is a summary of the general terms of the deposit agreement to govern any depositary shares that we may offer representing fractional interests in shares of our preferred stock, the depositary shares themselves and the related depositary receipts. This summary does not purport to be complete in all respects and is subject to and qualified entirely by reference to the relevant deposit agreement and depositary receipt with respect to the depositary shares relating to any particular series of preferred stock. The specific terms of any depositary shares that we may offer will be described in the applicable prospectus supplement. If so described in the applicable prospectus supplement, the terms of that series of depositary shares may differ from the general description of the terms presented below.

General

We may offer fractional interests in shares of our preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of such amount as may be set forth in the applicable prospectus supplement, which we refer to in this section as the “depositary.” We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement.

Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.

Dividend Rights

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record holder of depositary shares based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record holders of depositary shares, unless the depositary determines that it is not feasible to make that distribution. In that case, the depositary may, with our approval, adopt the method that it deems to be equitable and practicable for making that distribution, including any sale of property and distribution of the net proceeds from this sale to the applicable holders.

The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

Voting Rights

When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

Conversion or Exchange Rights

If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption

If the series of the preferred stock underlying the depositary shares is subject to redemption, then all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata, as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Taxation

Owners of depositary shares will be treated for United States federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. If necessary, the applicable prospectus supplement will provide a description of United States federal income tax consequences relating to the purchase and ownership of the depositary shares and the preferred stock represented by the depositary shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, to the extent described in the applicable prospectus supplement, certain amendments will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed; or

•	there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation or dissolution or the winding up of our business, and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be the responsibility of the holders in the applicable deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following is a summary of the general terms of the subscription rights to purchase common stock or other securities that we may offer to shareholders using this prospectus. This summary does not purport to be complete in all respects and is subject to and qualified entirely by reference to the applicable forms of subscription agent agreement and subscription certificate for a full description of all terms of any series of subscription rights.

Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of any subscription rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such subscription rights offering. If we issue subscription rights, they will be governed by a separate subscription agent agreement that we will sign with a bank or trust company to be named in the applicable prospectus supplement that will serve as rights agent. The rights agent will act solely as our agent and will not assume any obligation to any holders of subscription rights certificates or beneficial owners of subscription rights.

The prospectus supplement relating to any subscription rights that we offer will describe the specific terms of the offering and the subscription rights, including the record date for shareholders entitled to the subscription rights distribution, the number of subscription rights issued and the number of shares of common stock or other securities that may be purchased upon exercise of the subscription rights, the exercise price of the subscription rights, the date on which the subscription rights will become effective and the date on which the subscription rights will expire, and any material United States federal income tax considerations.

In general, a subscription right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to shareholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•	the record date for shareholders entitled to receive the subscription rights;

•	the number of shares of common stock or other securities that may be purchased upon exercise of each subscription right;

•	the exercise price of the subscription rights;

•	whether the subscription rights are transferable;

•	the period during which the subscription rights may be exercised and when they will expire;

•	the steps required to exercise the subscription rights;

•	whether the subscription rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments; and

•	whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement.

If fewer than all of the subscription rights issued in any rights offering are exercised, then we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement. After the close of business on the expiration date of a subscription rights offering, all unexercised subscription rights will become void.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices at the time of sale, at negotiated prices or at fixed prices, which may change from time to time. We may sell the securities directly to one or more purchasers, through agents, to dealers, through underwriters, brokers or dealers, or through a combination of any of these sales methods or through any other method permitted by law (including in “at the market” equity offerings, as defined in Rule 415 of the Securities Act). We reserve the right to accept or reject, in whole or in part, any proposed purchase of securities, whether the purchase is to be made directly or through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement, if required, that contains the specific terms of the offering, including:

•	the name or names of the underwriters, dealers or agents, if any, and the types and amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds that we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts or other items constituting agents’ or underwriters’ compensation;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters that we have named in a prospectus supplement will be underwriters of the securities offered by that prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship, in which case we will name the underwriter and describe the nature of any such relationship in the applicable prospectus supplement.

We may sell securities directly or through agents that we designate from time to time. We will name any agent involved in the offering and sale of securities, and we will describe in the prospectus supplement any commissions that we will pay to the agent. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the applicable prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities that we may offer, other than common stock or other outstanding securities, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any of our securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Under the securities laws of some states, to the extent applicable, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, if our common stock is no longer listed on the Nasdaq Global Select Market or another national securities exchange, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by our counsel, Stevens & Lee, P.C. of Reading, Pennsylvania.

If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated balance sheets of Univest Corporation of Pennsylvania and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of reporting companies. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or by following the “Investor Relations” link on our website at https://www.univest.net. However, other than our available SEC filings, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents that we file with the SEC should be directed to Univest Corporation of Pennsylvania, 14 North Main Street, Souderton, Pennsylvania 18964, Attention: Corporate Secretary, telephone: (215) 721-2400.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all of the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements in this prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with it into this prospectus, which means that we may disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering (other than information “furnished” rather than “filed” and information that is modified or superseded by subsequently filed documents prior to the termination of this offering):

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 3, 2017;

•	Our Quarterly Reports on Form 10-Q filed with the SEC on May 3, 2017, August 4, 2017, and November 3, 2017; and

•	Our Current Reports on Form 8-K (other than those portions furnished under Items 2.02 or 7.01 of Form 8-K) filed with the SEC on January 26, 2017, February 22, 2017, February 23, 2017, April 19, 2017, April 25, 2017, April 27, 2017, May 1, 2017, May 16, 2017, May 22, 2017, July 27, 2017, August 1, 2017, August 28, 2017, October 26, 2017, and November 7, 2017.

Additionally, we incorporate by reference the description of our common stock, par value $5.00 per share, as included in the Registration Statement on Form S-14 filed on March 1, 1973, including any amendment or report filed for the purpose of updating such description (Commission File No. 0-17077).

You can obtain any of the documents incorporated by reference in this prospectus through us or from the SEC through its Internet site at www.sec.gov. We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to:

Univest Corporation of Pennsylvania

Attention: Corporate Secretary

14 North Main Street

Souderton, Pennsylvania 18964

Telephone number: (215) 721-2400

$64,975,000

Univest Corporation of Pennsylvania

2,300,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Keefe, Bruyette & Woods

                                           A Stifel Company

Piper Jaffray

November 30, 2017